CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2008, with respect to the consolidated financial statements (which report expressed an unqualified opinion and contained explanatory paragraphs relating to the change in method of accounting for its investments with the adoption of SOP 07-1, SFAS 157 and SFAS 159, the change in method of allocating gains and losses related to dispositions of common control acquisitions and adjustments to reflect the acquisition of entities under common control, which have been accounted for in a manner similar to a pooling-of-interests, as well as the reclassification of assets held for sale or sold to discontinued operations) included in the Annual Report of Icahn Enterprises Holdings L.P. and Subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements and Prospectus of Icahn Enterprises L.P. and Subsidiaries on Form S-4 (File No. 333-143929, effective December 31, 2007).

/s/ GRANT THORNTON LLP

New York, New York
November 5, 2008